Exhibit 99.1

Milacron Holdings Corp. Announces Proposed Refinancing Transactions

Cincinnati, Ohio, January 17, 2017 – Milacron Holdings Corp. (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced that its wholly owned subsidiary, Milacron LLC, is proposing to amend its senior secured term loan agreement to increase the existing term loan facility to $947.0 million and extend its maturity. The proceeds from the borrowings from the increase in the term loan facility, together with cash on hand, are expected to be used to repay all or a portion of Milacron’s $465.0 million of outstanding 7.75% senior notes due 2021 and to pay fees and expenses associated with the refinancing transactions. In connection with the proposed refinancing transactions, on January 13, 2017 a conditional notice of redemption was delivered to the holders of the 7.75% senior notes due 2021, which senior notes are expected to be redeemed on February 15, 2017.

The potential refinancing transactions are subject to market and other conditions. As such, there is no assurance that the refinancing transactions will be completed on the terms described above or at all.

About Milacron

Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements

This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to our ability to complete the refinancing transactions on the terms described or at all, demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 2, 2016, and other filings with the Securities and Exchange Commission, copies of which are available free of charge on our website at investors.milacron.com.

Contacts

For more information, contact:

Investor Relations Contact:

Mac Jones, Milacron

Mac_Jones@milacron.com

513-487-5057

Media Contact:

Michael Ellis, Milacron

Michael_Ellis@milacron.com

905-877-0185 ext. 354